Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2006, in the registration statement (Form S-1) and related prospectus of Aradigm Corporation for the registration of 23,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California
October 23, 2006